AID ASSOCIATION FOR LUTHERANS

PREFACE
THE AAL ARTICLES OF INCORPORATION AND BYLAWS, PRINTED IN THIS BROCHURE, ARE PART OF YOUR FRATERNAL CONTRACT WITH AID ASSOCIATION FOR LUTHERANS. (SEE BYLAWS,
SECTION 4, PAGE TWO.) THEY SET THE FRAMEWORK WITHIN WHICH ALL AAL PROGRAMS, OPERATIONS AND POLICIES MUST FALL. MEMBERS OF THE AAL BOARD OF DIRECTORS, AS REPRESENTATIVES OF ALL AAL MEMBERS, USE THE BYLAWS AND ARTICLES TO MAKE DECISIONS ABOUT CORPORATE OBJECTIVES, POLICIES AND STRATEGY. THESE DECISIONS, IN TURN, DICTATE THE COURSE OF MANAGEMENT DECISIONS.

ARTICLES OF INCORPORATION
AS AMENDED JANUARY 28, 2000

I
NAME
The name of this fraternal benefit society shall be "Aid Association for Lutherans."

II
PLACE OF BUSINESS
The principal office of this fraternal benefit society shall be at Appleton, Wisconsin.

III
POWERS
For the purposes set forth in these articles, Aid Association for Lutherans, a Wisconsin corporation organized and operating under the laws governing Fraternals, shall have all the powers granted by law.

IV
PURPOSE
The purpose of Aid Association for Lutherans is to associate Lutherans and their families and persons serving or associated with Lutherans or Lutheran organizations, and their families, who support the mission of Aid Association for Lutherans and thereby enable them through membership in this fraternal benefit society to aid themselves and others with programs of:

     1. Insurance and other benefits permissible under the laws governing Fraternals; and

     2.   Fraternal and benevolent activities in local branches; and

     3.   Assistance to Lutheran congregations and their institutions; and

     4. Assistance to such other lawful social, intellectual, educational, charitable, benevolent, moral, fraternal, patriotic or religious endeavors as the board of directors may determine.

V
SUPREME GOVERNING BODY
The supreme governing body shall be a board of directors made up of benefit members of this fraternal benefit society. The board shall consist of 12 elective directors, such appointive directors as the board may appoint in a manner prescribed in the bylaws, and not more than two principal officers of the society designated by the board from time to time. The elective directors shall be elected by the benefit members in a manner prescribed in the bylaws, and shall constitute a majority of the board in number.

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VI
MEMBERSHIP
1. CLASSES OF MEMBERS. There shall be the following classes of members:

     A. BENEFIT MEMBER. A benefit member is a person of age 16 or more who has been accepted for membership in accordance with eligibility rules as determined by resolution of the board of directors and who is the applicant member on a certificate of membership and insurance pursuant to rules determined by resolution of the board of directors, or who receives a settlement agreement benefit by virtue of such insurance. When more than one person in a family is covered in a single certificate only the applicant is a benefit member. Benefit members may participate in the affairs and activities of the local branch in which they are members and may also hold office therein. Benefit members shall also have the right to vote in the corporate and insurance affairs of this fraternal benefit society according to the articles and bylaws.

     B. ASSOCIATE MEMBER. An associate member is a person age 16 or more who has been accepted for membership in accordance with eligibility rules as determined by resolution of the board of directors and who is issued a certificate of membership. Associate members may participate in the affairs and activities of the local branch in which they are members, and may hold office therein, but shall not have the right to vote in the corporate and insurance affairs of this fraternal benefit society.

     C. YOUTH MEMBER. A youth member is a person under age 16 who has been accepted for membership in accordance with eligibility rules as determined by resolution of the board of directors and who is issued a certificate of membership or is issued a certificate of membership and insurance pursuant to paragraph 2 of this Article VI. Youth members may participate in the affairs and activities of the local branch in which they are members that are offered to youth members, but shall not have the right to hold office or vote in local branch affairs or vote in the corporate and insurance affairs of this fraternal benefit society.

2. JUVENILES. This fraternal benefit society may insure the lives or disability of children younger than the minimum age for benefit membership but otherwise eligible for benefit membership. Such insurance shall be issued upon the application of some adult person who shall not by reason thereof, nor by reason of any benefit providing waiver of premiums, become a benefit member. At age 16 the insured juvenile shall become a benefit member.

VII
BRANCHES
Local branches may be chartered by the board of directors in a manner prescribed in the bylaws, and shall have such powers as the board of directors shall determine.

VIII
BYLAWS
The board of directors shall have power to make bylaws, and to repeal or amend them. Notice of changes to the bylaws shall be given to benefit members and applicants for juvenile insurance in a manner prescribed in the bylaws.

IX
ACTION WITHOUT MEETING
Any action required or permitted to be taken by the board of directors between meetings may be taken by written action signed by two-thirds of the directors then in office. A written consent under this provision has the same force and effect as a vote of the board of directors taken at a meeting.

X
AMENDMENTS
These articles may be amended or repealed in whole or in part by a majority of the votes cast by benefit members. Before submitting such changes to a vote of the benefit members, the board of directors shall approve such changes by an affirmative vote of a majority of the full board. Upon adoption by the benefit members such changes shall be filed with the Commissioner of Insurance of the state of Wisconsin and shall be published in the official publication in a manner prescribed in the bylaws.